Exhibit 99.1

News

(SUNTRUST LOGO)

Contact:	Mike McCoy 404-588-7230

For Immediate Release
July 12, 2002

SunTrust Announces Executive Appointments

Atlanta — SunTrust Banks, Inc. today announced the following executive appointments:

     Jorge Arrieta has been named Controller/Principal Accounting Officer of SunTrust. Mr. Arrieta succeeds William (Bill) O’Halloran, who has announced his retirement from SunTrust after 25 years of service.

     As Controller and Principal Accounting Officer, Mr. Arrieta oversees various finance-related functions including Accounting, and Regulatory and Financial Reporting. He has 18 years of banking industry experience, including 11 years at SunTrust, serving most recently as Deputy Controller and Group Vice President of Accounting and Reporting. He is a Certified Public Accountant, and member of the American Institute of Certified Public Accountants and the Georgia Society of CPAs.

     “By virtue of his experience at SunTrust and in our industry, Jorge is well-suited for this new role. Moreover, his smooth transition upon a planned retirement permits us to maintain the consistent level of quality that has characterized this key function,” said John W. Spiegel, Vice Chairman and Chief Financial Officer.

     Monica Champion has been named Director of Internet and E-Business Services. She succeeds C. Gene Kirby who was named Head of SunTrust’s Retail Banking line of business. In her new role, Ms. Champion oversees the development of Internet Banking strategies and other electronic business initiatives for SunTrust.

     Ms. Champion has more than 16 years of banking industry experience, including six years in E-business. She joined SunTrust in 2000 and most recently served as Group Vice President for Retail Internet Marketing and Channel Management.

     “The appointment of Monica—a tested professional—reaffirms our commitment to E-business and to providing our customers with convenient, secure electronic banking services,” said Craig Kelly, Executive Vice President and Director of Marketing at SunTrust.

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     SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation’s largest commercial banking organizations. As of June 30, 2002, SunTrust had total assets of $108.0 billion and total deposits of $71.7 billion. The company operates through an extensive distribution network in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust’s Internet address is www.suntrust.com.